Exhibit 99.1

Select Financial Information of Oaktree Strategic Income II, Inc. (“OSI2”)

(Total NAV and shares in millions)[1]	OSI2
Total NAV	$322

Shares Outstanding	17.4

NAV Per Share	$18.50

[1]

Based on net asset values as of September 30, 2022. Net asset values do not include the impact of expenses related to the proposed two-step merger of OSI2 with and into Oaktree Specialty Lending Corporation or any tax-related distributions.

(At fair value, $ in thousands)	OSI2
Portfolio:
Investments at Fair Value	$559,313
Top 10 Investments (%)	23.8%
Number of Portfolio Companies	115
First Lien (%)	85%
Second Lien (%)	13%
Unsecured (%)	0%
Equity (%)	2%
Joint Venture Interests (%)	—
Non-Accruals at Cost	—
Balance Sheet:
Total Assets	$597,639
Cash and Cash Equivalents	$15,611
Total Debt Outstanding[1]	$257,000
Net Assets	$321,923
Total Debt to Equity Ratio	0.80x
Net Debt to Equity Ratio	0.75x
Unsecured Borrowings[1] (%)	—

As of September 30, 2022

1	Net of unamortized financing costs.

This select financial information is subject to the completion of OSI2’s financial closing procedures and is not a comprehensive statement of OSI2’s financial position, results of operations or cash flows for the year ended September 30, 2022. Final results may differ materially as a result of the completion of OSI2’s financial closing procedures, as well as any subsequent events, including the discovery of information affecting fair values of OSI2’s portfolio investments as of September 30, 2022, arising between the date hereof and the completion of OSI2’s financial statements and the filing of OSI2’s annual report on Form 10-K for the year then ended.

The select financial information provided herein has been prepared by, and is the responsibility of OSI2 management. Ernst & Young LLP, OSI2’s independent registered public accounting firm, has not audited, reviewed, compiled, or performed any procedures with respect to the accompanying select financial information. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto.